Second Quarter 2024 Earnings Press Release

Exhibit 99.1

Marine Products Corporation Reports Second Quarter 2024 Financial Results And Declares Regular Quarterly Dividend

ATLANTA, July 25, 2024 – Marine Products Corporation (NYSE: MPX) (“the Company”), a leading manufacturer of fiberglass boats, announced its unaudited results for the second quarter ended June 30, 2024.

* Non-GAAP measures, including EBITDA, EBITDA margin, and free cash flow are reconciled to the most comparable GAAP measures in the appendices of this earnings release.

* All comparisons are year-over-year to 2Q:23 unless stated otherwise.

Second Quarter 2024 Highlights

●	Net sales decreased 40% year-over-year to $69.5 million
●	Net income was $5.6 million, down 61% year-over-year and diluted Earnings Per Share (EPS) was $0.14; net income margin decreased 430 basis points to 8.0%
●	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $6.5 million, down 62% year-over-year; EBITDA margin decreased 540 basis points to 9.3%
●	Results reflected continued weakness in dealer ordering patterns given persistently high industry-wide channel inventories and soft consumer demand; the Company continued to respond with actions to reduce costs, adjust production schedules and provide retail incentives

Management Commentary

"We continue to navigate a challenging environment impacted by high inventory levels in the dealer channel relative to current demand," stated Ben M. Palmer, Marine Products' President and Chief Executive Officer. “Interest rates also remain relatively high, resulting in elevated floorplan carrying costs for our dealers and financing costs for consumers. We continue to support our dealers with aggressive promotions and extending these programs in a collaborative effort to spur sales and reduce channel inventories. Operationally, we have continued to right-size our production to align with dealer demand, implementing reduced work schedules and taking other cost reduction measures.”

“Despite the uncertainties we face, we remain enthusiastic around our 2025 model year launch, with new models, features and colors. We are continuously gathering feedback and proactively driving innovation to make sure each model year includes fresh and exciting options and responds to dealer and consumer preferences. We are eagerly looking forward to our August dealer conference in south Florida to unveil the new lineup and features and celebrate Chaparral’s 60th anniversary with our dealer partners.”

“With no debt, strong cash generation, and more than $55 million in cash at the end of the second quarter, we can provide attractive tangible returns of capital through dividends while still leaving Marine Products with ample liquidity to pursue both organic growth investments and strategic acquisitions,” concluded Palmer.

Second Quarter 2024 Earnings Press Release

2Q:24 Consolidated Financial Results: Year-Over-Year (versus 2Q:23)

Net sales were $69.5 million, down 40%. The decrease in net sales was primarily due to a 41% decrease in the number of boats sold during the quarter. Price/mix was up 1%, driven by higher gross selling prices. Sales continued to be impacted by dealer efforts to reduce their inventories, due in part to higher floor plan carrying costs, as well as lower consumer demand. The Company believes its year-over-year comparisons will likely remain soft in the near term as the industry continues to normalize following high post-pandemic demand and dealers’ unwinding of channel inventory.

Gross profit was $13.2 million, down 54%. Gross margin was 18.9%, down 580 basis points. The year-over-year gross margin change reflected lower sales volumes and associated manufacturing cost inefficiencies, coupled with the impact of reinstituting retail incentive programs. Production schedules and labor costs have been adjusted to more closely align with current demand.

Selling, general and administrative expenses were $7.4 million, down 39%, generally in line with the sales decline, and represented 10.7% of net sales, up 20 basis points. The decrease in SG&A expenses was due to costs that vary with sales and profitability, such as incentive compensation, sales commissions and warranty expense.

Interest income of $879 thousand increased due to higher cash balances and higher investment yields.

Income tax provision was $1.0 million, or 15.7% of income before income taxes, down 110 basis points.

Net income and diluted EPS were $5.6 million and $0.14, respectively, down from $14.3 million and $0.42, respectively, in 2Q:23. Net income margin was 8.0%, down 430 basis points.

EBITDA was $6.5 million, down from $17.1 million; EBITDA margin was 9.3%, down 540 basis points.

Balance Sheet, Cash Flow and Capital Allocation

Cash and cash equivalents were $55.1 million at the end of 2Q:24, with no outstanding borrowings under the Company’s $20 million revolving credit facility.

Net cash provided by operating activities and free cash flow were $19.7 million and $18.1 million, respectively, year-to-date through 2Q:24.

Payment of dividends totaled $34.0 million year-to-date through 2Q:24, including a special dividend of $0.70 per share paid during the second quarter. The Board of Directors declared a regular quarterly dividend of $0.14 per share payable on September 10, 2024, to common stockholders of record at the close of business on August 9, 2024.

Second Quarter 2024 Earnings Press Release

Conference Call Information

Marine Products Corporation will hold a conference call today, July 25, 2024, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. Additionally, the live conference call can be accessed by calling (888) 660-6357, or (929) 201-6127 for international callers, and using conference ID number 9979064. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

About Marine Products

Marine Products Corporation is a leading manufacturer of high-quality fiberglass boats under the brand names Chaparral and Robalo. Chaparral’s sterndrive models include SSi Sportboats and SSX Luxury Sportboats, and the SURF Series. Chaparral’s outboard offerings include OSX Luxury Sportboats and the SSi Outboard Bowriders. Robalo builds an array of outboard sport fishing models, which include Center Consoles, Dual Consoles and Cayman Bay Boats. The Company continues to diversify its product lines through product innovation. With these premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Forward Looking Statements

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations, hopes or strategies. In particular, such statements include, without limitation: our belief that we continue to navigate a challenging environment impacted by high inventory levels in the dealer channel relative to current demand; our strategies to support our dealers with aggressive promotions and extending these programs in a collaborative effort to spur sales and reduce channel inventories, and to right-size our production to align with dealer demand by implementing reduced work schedules and taking other cost reduction measures, and any implied statements that such strategies will succeed in accomplishing our goals; our enthusiasm around our 2025 model year launch, our business strategy to continuously gather feedback, our goals to proactively drive innovation and provide fresh and exciting options that respond to dealer and consumer preferences every model year, and our positive outlook regarding our August dealer conference and the unveiling of our new lineup and features, as well as statements concerning having no debt and strong cash generation, and our ability to provide attractive tangible returns of capital through dividends while still leaving ample liquidity to pursue organic growth investments and strategic acquisitions, including implied statements that we may continue to be able to do so in the future and without incurring debt; any implied statements that a lowering of interesting rates and financing costs for consumers may lead to increased consumer demand; and statements regarding our ability to capitalize on opportunities to increase market share and generate superior financial performance to build long-term shareholder value. Risk factors that could cause such future events not to occur or our strategies not to succeed as expected include the following: negative economic conditions, unavailability of credit and possible decreases in the level of consumer confidence impacting discretionary spending; business interruptions due to, e.g., adverse weather conditions, supply chain disruptions and/or further increased interest rates; our retail incentives and allowances may not successfully increase consumer demand as anticipated, due to negative impacts to the

Second Quarter 2024 Earnings Press Release

overall economy, industry or competition, our adjustments to production levels may not match demand; increased cost of boat ownership makes it more difficult to raise prices in the future to compensate for increased costs; our new model launches may not match dealer and consumer preferences, which are inherently uncertain; and our ability to manage manufacturing costs may be constrained in light of lower production levels. Additional factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations are contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2023.

For information about Marine Products Corporation or this event, please contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Mark Chekanow, CFA

Vice President, Investor Relations

(404) 419-3809

mchekano@marineproductscorp.com

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended		Six Months Ended
June 30,	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$69,547	$116,158	$138,887	$235,072
Cost of goods sold	56,373	87,502	111,729	177,394
Gross profit	13,174	28,656	27,158	57,678
Selling, general and administrative expenses	7,424	12,173	16,166	26,706
Operating income	5,750	16,483	10,992	30,972
Interest income, net	879	723	1,730	1,206
Income before income taxes	6,629	17,206	12,722	32,178
Income tax provision	1,044	2,885	2,540	6,308
Net income	$5,585	$14,321	$10,182	$25,870

EARNINGS PER SHARE (1)
Basic	$0.14	$0.42	$0.28	$0.75
Diluted	$0.14	$0.42	$0.28	$0.75

AVERAGE SHARES OUTSTANDING (2)
Basic	34,708	34,458	34,670	34,419
Diluted	34,708	34,458	34,670	34,419

(1) Earnings per share includes a reduction of $0.02 for the quarter and $0.01 for the six months ended June 30, 2024, resulting from the allocation of earnings attributable to participating securities under the two-class method required by GAAP. The earnings attributable to participating securities was a reduction triggered by the second quarter 2024 special dividend as follows: $719 for the quarter and $839 for the six months ended June 30, 2024.

(2) Includes participating securities which are share-based payment awards with non-forfeitable rights to dividends. Under the two-class method, average shares outstanding shown above were reduced by participating securities of 886 for the quarter and 883 for the six months ended June 30, 2024.

Second Quarter 2024 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(in thousands)
	June 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Cash and cash equivalents	$55,131	$71,952
Accounts receivable, net	5,726	2,475
Inventories	53,080	61,611
Income taxes receivable	235	361
Prepaid expenses and other current assets	3,440	2,847
Total current assets	117,612	139,246
Property, plant and equipment, net	22,733	22,456
Goodwill	3,308	3,308
Other intangibles, net	465	465
Deferred income taxes	9,435	8,590
Retirement plan assets	17,365	15,379
Other assets	4,808	4,358
Total assets	$175,726	$193,802

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$7,955	$6,071
Accrued expenses and other liabilities	16,598	16,496
Total current liabilities	24,553	22,567
Retirement plan liabilities	20,238	17,998
Other long-term liabilities	1,679	1,649
Total liabilities	46,470	42,214

Stockholders' Equity
Preferred stock	—	—
Common stock	3,472	3,447
Capital in excess of par value	—	—
Retained earnings	125,784	148,141
Total stockholders' equity	129,256	151,588
Total liabilities and stockholders' equity	$175,726	$193,802

Second Quarter 2024 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(in thousands)
Six months ended June 30,	2024	2023
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$10,182	$25,870
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,384	1,140
Pension settlement loss	—	2,277
Working capital	6,799	10,341
Other operating activities	1,372	1,157
Net cash provided by operating activities	19,737	40,785

INVESTING ACTIVITIES
Capital expenditures	(1,661)	(7,194)
Net cash used for investing activities	(1,661)	(7,194)

FINANCING ACTIVITIES
Payment of dividends	(33,990)	(9,637)
Cash paid for common stock purchased and retired	(907)	(910)
Net cash used for financing activities	(34,897)	(10,547)

Net (decrease) increase in cash and cash equivalents	(16,821)	23,044
Cash and cash equivalents at beginning of period	71,952	43,171
Cash and cash equivalents at end of period	$55,131	$66,215

Second Quarter 2024 Earnings Press Release

Non-GAAP Measures

Marine Products Corporation has used the non-GAAP financial measures of EBITDA, EBITDA margin, and free cash flow in today's earnings release. These measures should not be considered in isolation or as a substitute for performance or liquidity measures prepared in accordance with GAAP. Management believes that presenting these non-GAAP measures enables investors to compare our operating performance consistently over various time periods, and in the case of EBITDA, without regard to changes in our capital structure. Management believes that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating Marine Products’ liquidity. Free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. Additionally, Marine Products’ definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, management believes it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth in the appendices below are reconciliations of these non-GAAP measures with their most directly comparable GAAP measures. These reconciliations also appear on Marine Products Corporation’s investor website, which can be found on the Internet at www.marineproductscorp.com.

Appendix A

(Unaudited)	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(In thousands)	2024	2023	2024	2023
Reconciliation of Net Income to EBITDA
Net income	$5,585	$14,321	$10,182	$25,870
Adjustments:
Add: Income tax provision	1,044	2,885	2,540	6,308
Add: Depreciation and amortization	702	617	1,384	1,140
Less: Interest income, net	879	723	1,730	1,206
EBITDA	$6,452	$17,100	$12,376	$32,112

Net sales	$69,547	$116,158	$138,887	$235,072

Net income margin(1)	8.0%	12.3%	7.3%	11.0%

EBITDA margin(1)	9.3%	14.7%	8.9%	13.7%

(1) Net income margin is calculated as net income divided by net sales. EBITDA margin is calculated as EBITDA divided by net sales.

Second Quarter 2024 Earnings Press Release

Appendix B

(Unaudited)	Six Months Ended
	June 30,	June 30,
(In thousands)	2024	2023
Reconciliation of Operating Cash Flow to Free Cash Flow
Net cash provided by operating activities	$19,737	$40,785
Capital expenditures	(1,661)	(7,194)
Free cash flow	$18,076	$33,591